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                                                                    EXHIBIT 10.7



                                PROMISSORY NOTE

         For value received, on or before August 22, 1999, Computer Translation Systems & Support, Inc. (maker) promises to pay ErgoBilt, Inc. (ErgoBilt), or its order, the sum of One Million, Seven Hundred Thirty Six Thousand, Two Hundred Nineteen Dollars and No Cents ($1,736,219) with interest at a rate of LIBOR plus 200 basis points from the date of the loan and each subsequent advance or readvance until paid in full. This note is secured by a Conditional Assignment and Security Agreement.

         The maker of this note waives demand, presentment for payment, notice of dishonor, protest and notice of protest, diligence in collecting or in bringing suit against any party to this note. The failure to pay any installment of principal or interest when due and/or a breach of the Assignment and Security Agreement gives the holder the right to declare the balance immediately due and payable.

         In no event will the interest to be paid on this note exceed the maximum rate provided by law. It is the intent of the parties to comply fully with the usury laws of the State of Texas. Debtor is under no obligation to pay any excess interest, and the provisions of this agreement will be deemed amended to conform to legal requirements, should any violation occur.

         Maturity date: August 22, 1999.

Executed this                  .
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Computer Translation Systems & Support, Inc.

By:
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          President